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                                                                   EXHIBIT 10.55

                              [HARRAH'S LETTERHEAD]


                                 August 3, 2000


Frederick W. Burford
JCC Holding Company
One Canal Place
365 Canal Street
Suite 900
New Orleans, LA 70130

         Re: Forbearance

Dear Fred:

         As a follow up to my letter of July 24, 2000, I reiterate the desire of Harrah's Entertainment, Inc., Harrah's Operating Company and Harrah's New Orleans Management Company to work with JCC Holding Company and Jazz Casino Company LLC to find a long-term financial solution for their financial situation.

         To this end we agree to forbear until December 31, 2000 from collection of any and all amounts which were deferred under the Limited Forbearance Agreement through July 31, 2000. Furthermore, we will also forbear until December 31, 2000 on collection of the Rent (as defined in the Limited Forbearance Agreement dated as of February 29, 2000) which comes due for the period from August 1, 2000 through December 31, 2000. These forbearances are made on the terms and conditions set forth in the Limited Forbearance Agreement.

         However, we will not continue to forbear with respect to the Reimbursables and Service Fees (both as defined in the Limited Forbearance Agreement) from and after August 1, 2000. These amounts are senior to the secured debt under the bank and bond documents and need to be paid currently just as JCC is paying its other creditors as amounts come due.

         This letter supersedes my July 24 letter. Please contact me if you have any questions.

                                        Very truly yours,

                                        /s/ CHARLES L. ATWOOD
                                        Charles L. Atwood